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FOR IMMEDIATE RELEASE

                                     Contact:  Jennifer Blum
                                               DoubleClick (Press)
                                               212.381.5705
                                               Jblum@Doubleclick.Net

                                               Bruce Dalziel
                                               DoubleClick (Investors)
                                               212.683.0001
                                               bdalziel@doubleclick.net


                 DOUBLECLICK INC. COMPLETES ACQUISITION OF @PLAN

       -- Acquisition Provides Basis for Independent Research Division --


NEW YORK, February 2, 2001 - DoubleClick Inc. (Nasdaq: DCLK), the leading digital marketing solutions company, today announced that it has completed its acquisition of @plan.inc (Nasdaq: APLN), a leading provider of online market research planning systems, for approximately $90.7 million in a stock and cash transaction, based on the average closing price of DoubleClick's Common Stock over the last ten days.

Under the terms of the agreement, DoubleClick is paying $3.45 in cash and .2829 of a share of DoubleClick Common Stock for each share of @plan Common Stock.

Greg Ellis, who will now assume President responsibilities for @plan, and is Vice President & General Manager of Research at DoubleClick, said "The acquisition of @plan is an excellent strategic fit for DoubleClick. This acquisition is a key part of our focused strategy to provide world class objective research and planning solutions to the online marketing community. DoubleClick will leverage the media and eCommerce expertise of @plan, and our industry leading professionals, to introduce new and innovative research products. Our combined client base of over 6,000 top ad agencies, advertisers and Web publishers will greatly benefit from our expanded market research capabilities and online advertising services."

@plan, which has historically boasted a greater than 90% client retention rate, is the industry leader in online target market research. The company provides over 500 clients including leading Internet advertisers, agencies and Web publishers such as Young & Rubicam (NY), CNN Interactive, eBay, J. Walter Thompson (Chicago), Microsoft, Ogilvy & Mather (NY), priceline.com, Excite@Home Network, PaineWebber Incorporated, iXL (SF), and Agency.com (NY), with sophisticated online market research decision support and planning systems. @plan's internally developed ASP system combines databases of consumer survey responses detailing demographics, lifestyle, product preferences and media consumption, to support online media



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targeting and planning. Additionally, @plan products are used for online marketing, retailing and site publisher strategies.

ABOUT DOUBLECLICK INC.

DoubleClick is building the infrastructure that makes marketing work in the digital world. Combining media, data and technological expertise, DoubleClick allows marketers to deliver the right message, to the right person, at the right time, while helping Web publishers maximize their revenue and build their business online. DoubleClick Inc. has Global headquarters in New York City and maintains over 40 offices around the world.

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